[KPMG LLP LETTERHEAD]



April 4, 2005


Mr. Thomas Buonaiuto
Executive Vice President and Chief Financial Officer
Long Island Financial Corp.
1601 Veterans Memorial Hwy.
Islandia, New York 11749

Dear Mr. Buonaiuto:

This is to confirm that the client-auditor relationship between Long Island Financial Corp. Commission File Number 0-29826 and KPMG LLP has ceased.

Very truly yours,

/s/ KPMG LLP

KPMG LLP


cc:      Chief Accountant, Securities and Exchange Commission
         Office of the Chief Accountant
         PCAOB Letter Files
         Securities and Exchange Commission
         450 Fifth Street, N.W.
         Washington, D.C. 20549-1103